Exhibit 99.1

Press Release

Contacts:	Susan Lehman	Bonnie Mott, Investor Relations Manager
	Rockpoint Public Relations	Ikanos Communications
	510-832-6006	510-438-5360
	susan@rockpointpr.com	bmott@ikanos.com

Ikanos Communications Announces $3.5 Million Savings

In Operating Expenses For 2008

Fremont, Calif., October 1, 2007 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of Fiber Fast™ broadband solutions, today has announced an executive restructuring and a plan to outsource its back-end physical semiconductor design, resulting in operational expense savings of approximately $3.5 million in 2008. These actions emphasize the Company’s commitment to achieving profitable growth and improving efficiencies and allow the Company to focus on its core competencies of advanced digital, mixed signal design and software and algorithm development. As a result, the Company will incur estimated GAAP charges of $3.6 to $4.0 million in the third quarter of 2007, related primarily to the write-off of design tools and severance expenses. Non-GAAP operating expenses are expected to be in the range of guidance previously provided of $17.0 million to $18.5 million. On October 25, 2007, the Company will announce its third quarter financial results with further details on its expense restructuring program.

By outsourcing back-end physical layer design, the Company will concentrate its design resources on the creation and integration of unique digital signal processing (DSP) algorithms and advanced digital, mixed signal and analog semiconductors. These core competencies enable Ikanos to offer industry leading high-performance, high-density and low power VDSL2 and high-performance residential gateway solutions for deploying IPTV and triple play services to and in the digital home.

Ikanos’ executive restructuring better aligns the management resources with the Company’s current cost structure. As part of this initiative Daniel K. Atler will be transitioning to a part-time business development consulting role for the next six months, and Joshua Rom and two other executives will be leaving the Company.

After being on board for a quarter, Michael A. Ricci, president and CEO of Ikanos, stated, “I continue to be very impressed with Ikanos’ market position and leading VDSL2 and network processor technologies. I have high expectations for revenue growth in the coming year. These actions further improve efficiencies and affirm my commitment to profitable growth. By outsourcing back-end physical design, we have the ability to procure these services as required and eliminate a significant amount of fixed costs associated with software tools.”

“My executive staff has been reduced by four, providing me with greater leverage in the organization and allowing for improved execution. I would like to thank Dan, Joshua and the other departing executives for their many years of service and contributing to Ikanos’ success as a world leader in VDSL2 technologies and advanced residential gateways,” concluded Ricci.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) develops chips that enable carriers to offer Fiber Fast™ bandwidth and Gigabit network processing for enhanced triple play services. Ikanos’ multi-mode VDSL2/ADSLx and network processor solutions power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers. Ikanos’ solutions enable fast and cost-effective carrier rollouts of interactive broadband services, including IPTV. For more information, visit www.ikanos.com.

© 2007 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, Ikanos Programmable Operating System, CleverConnect, Eagle, Fiber Fast, Fusiv, Fx, FxS, LoopNostics, SmartLeap and VLR are among the trademarks or registered trademarks of Ikanos.

Cautionary Statement

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements concerning the currently expected or anticipated cost and efficiency benefits of the executive restructuring and ASIC team outsourcing announced today. These intended benefits are subject to risks and uncertainties, including the impact to the company of unanticipated future costs and the inherent risks of outsourcing design activities to third parties. If such risks or uncertainties materialize or such assumptions prove incorrect, the expense reductions and efficiencies described in this release could differ from those expressed or implied by such forward-looking statements and assumptions. For a further discussion of the risks and uncertainties in the company’s business and future product plans, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. We cannot assure that the events and circumstances reflected in the forward-looking statement will be achieved or occur, nor do we undertake any obligation to update any forward-looking statements for any reason after the date of this press release.

# # #